Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-214283

Dated February 7, 2019

February 2019 Investor Presentation

FORWARD-LOOKING STATEMENTS This document contains, and future oral and written statements of QCR Holdings (the “Company”) and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of opera tions, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “a nticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” “annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additiona lly, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any stat ement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to d iffer materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and pre payment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in techno logy and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, which may include failure to realize the a nticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These r isks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional info rmation concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in t he Company’s filings with the Securities and Exchange Commission (the “SEC”). PRELIMINARY RESULTS AS OF AND FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2018 These slides contain the Company’s preliminary results as of and for the three months and year ended December 31, 2018. The Company has not filed its Annual Report on Form 10-K for the year ended December 31, 2018. As a result, all financial results as of and for the three months and year ended December 31, 2018 described herein should be considered preliminary, and are subject to change to reflect any changes resulting from the comple tion of normal year-end closing and review procedures. Furthermore, the Company’s independent registered public accounting firm has not completed its audit of the resu lts for these periods. The Company’s actual results may differ materially from these estimates due to the completion of financial closing procedures, final adjust ments and other developments that may arise between the date of these slides and the time the Company files its Annual Report on Form 10-K. NON-GAAP FINANCIAL MEASURES These slides contain non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of inc luding amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting princip les in the United States. Pursuant to the requirement of Regulation G, the Company has provided reconciliations within the slides, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure. For more details on the Company’s non-GAAP measures, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. REGISTRATION STATEMENT; NO OFFER OR SOLICITATION The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for t he offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting ED GAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by calling toll-free 1-800-966-1559. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. 2

Presenters May 2019 services Effective May 23, 2019, Larry J. Helling will become Chief Executive Officer of the Company and Todd A. Gipple will become President, in addition to his current roles of Chief Operating Officer and Chief Financial Officer a relationship driven organization.® 3 Source: S&P Global Market Intelligence and Company documents. • EVP & CLO of QCRH; President & CEO of CRB&T since 2001; will assume the role of CEO of QCRH in • 38 years in banking and financial • Prior experience with Firstar Bank and Omaha National Bank Larry J. Helling EVP & Chief Lending Officer • Joined QCRH as EVP & CFO in 2000; named COO in 2008 and will become President in May 2019 • 32 years in banking and financial services • Began career with KPMG Peat Marwick Todd A. Gipple EVP, COO & CFO • Co-founder and President and CEO of QCRH since 1993 • 40+ years in banking and financial services • Began career with KPMG Peat Marwick Douglas M. Hultquist Co-Founder, President & CEO

Offering Overview a relationship driven organization.® 4 (1) A rating is not a recommendation to buy, sell, or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating. Keefe, Bruyette & Woods, A Stifel Company Book-Running Manager Repay senior holding company debt and general corporate purposes Use of Proceeds Consistent with regulatory requirements for Tier 2 capital Covenants Fixed rate for 5 years paid semi-annually; floating rate paid quarterly thereafter Coupon Frequency Certain special events Special Redemption Non-call for 5 years. Callable on any interest payment date at par thereafter Optional Redemption 10-year Term SEC Registered Format BBB-by Kroll Bond Rating Agency Security Rating(1) Holding Company subordinated debt Security Offered QCR Holdings, Inc. / NASDAQ / QCRH Issuer / Exchange / Ticker

Corporate Overview

QCR HOLDINGS’ MISSION, VISION AND VALUES OUR MISSION OUR VISION OUR VALUES – LIVED AND EXPECTED OF ALL AT QCR a relationship driven organization.® 6 Collaboration Innovation Achievement Personal Responsibility Fulfillment QCR Holdings will be ranked in the top quartile ROAA of peer firms by 2020 and continue to reward shareholders and employees while strengthening our communities The mission of QCR Holdings is to make our clients’ financial dreams a reality

CORPORATE OVERVIEW Headquartered in Moline, IL and operating five locally managed and governed charters in three states, supported by a centralized operational team Lines of Business: Full-service commercial and consumer banking Correspondent banking Commercial lease financing Trust and wealth management services Assets: $4.9 Billion Loans: $3.7 Billion Deposits: $4.0 Billion Wealth Management: $4.3 Billion $2.7 Billion in Trust Accounts $1.6 Billion in Brokerage Accounts / RIA 27 Branches/Offices Shares Outstanding: 15.7 Million Ownership (as of 9/30/18): Institutional & Mutual Funds 60% Insiders & Benefit Plans 11% a relationship driven organization.® 7 Source: S&P Global Market Intelligence and Company documents. Data as of December 31, 2018 unless otherwise noted. QCR Holdings (NASDAQ: QCRH) – Founded in 1993 a relationship driven organization.® Local charters provide a competitive advantage Strong, centralized risk management function Efficient centralized group operations Strong credit and asset quality Consistent adjusted net income growth High touch service approach Serving attractive Midwest markets Significant expansion opportunities $4.9B $3.7B $4.0B $4.3B Data as of December 31, 2018. Assets Loans Deposits AUM a relationship driven organization.® 8

THE VALUE OF SEPARATE CHARTERS Managed and governed by local veteran bankers and boards with strong community ties and expertise High touch service delivered by knowledgeable professionals Strong community involvement with high employee participation Local decisions and solutions Local autonomy has led to favorable relative performance metrics Loan growth Credit and asset quality Deposit growth Focus on growing deposit market share #1 deposit share in two markets Within top 10 deposit share in five markets Ample opportunities to expand products and services across footprint Specialty lending & leasing Correspondent banking Wealth management a relationship driven organization.® 9 Source: FDIC deposit market share data as provided by S&P Global (as of 6/30/18). Our five distinct, yet similar, operating charters enable us to customize client solutions by market

UNIQUE AND DIVERSIFIED PRODUCTS AND SERVICES QCR Holdings Business Lines floating rate swaps market sales income: $11.2M 2018 Noninterest Income: $41.5mm 23% of Total 2018 Revenue 2018 Net Interest Income: $142.4mm 77% of Total 2018 Revenue a relationship driven organization.® 10 Source: Company documents. Data as of or for the twelve month period ended December 31, 2018. • Commercial loan fixed-• SBA & USDA secondary • 2018 swap & loan sale • Competitive deposit products • Bank stock loans • Safekeeping and cash management services • 190 correspondent banking relationships • Trust administration • Brokerage accounts and asset management • Financial planning • 12/31 AUM: $4.3B • Commercial & retail banking services • Treasury management & depository products • Small ticket lease financing (m2 Lease Funds) Swaps / Loan Sales Wealth Management Correspondent Banking Commercial Banking Fee-Based Businesses

ATTRACTIVE MARKETS OF OPERATION

Davenport-Moline-Rock Island, IA-IL

- International headquarters for Deere & Company
- Ranked 18th in the nation for high-tech job growth (2010 – 2011)
- Top 10 Advanced Manufacturing Community

Cedar Rapids, IA

- International headquarters for Collins Aerospace
- Top 10 Best Places for Starting a Small Business (2015)
- Top 100 Places to Live (Livability 2016)

Des Moines-West Des Moines, IA

- Ranked #1 Best City for the Middle Class (2016)
- 81 insurance companies are headquartered in Des Moines (2017)
- Ranked in the Top Ten Places to Live in the U.S. (2017)

Springfield, MO

- Top 5 Best Cities to start a business
- Top 20 Magnets for Young Adults
- O'Reilly Auto Parts and Bass Pro Shops headquarters

Rockford, IL

- Illinois' third largest city
- Top 40 "Best Mid-Sized Cities for Manufacturing Jobs" (2015)
- Voted "Best Midwest City for Sports Venues"

Deposit Market Share

MSA	Mkt Rank	Total Deposits ($M)	Market Share (%)
Davenport-Moline-Rock Island, IA-IL	1	1,284	15.6
Cedar Rapids, IA	1	971	16.4
Des Moines-West Des Moines, IA	8	596	3.2
Springfield, MO	7	439	4.4
Rockford, IL	8	376	6.1
Waterloo-Cedar Falls, IA	11	110	3.1

- #1 in the Quad Cities MSA
- #1 in Cedar Rapids, IA MSA
- Top 10 market position in 5 of 6 of our markets
- Top 15 position in all of our markets

a relationship driven organization.®

11

Source: S&P Global Market Intelligence and Company documents. Deposit data as of 6/30/18.

STRATEGIES TO CONTINUE TO DRIVE SHAREHOLDER VALUE Continue strong organic loan and lease growth to maintain loans and leases to total assets ratio in the range of 73-78% (75% as of 12/31/18) Maintain focus on growing core deposits to maintain reliance on wholesale funding at less than 15% of assets (30% as of 12/31/14, now 13.8% as of 12/31/18) Ongoing emphasis on gains on sale of USDA and SBA loans, and fee income on Swaps, as a more significant and consistent component of core revenue Grow wealth management net income by 10% annually Carefully manage growth in noninterest expenses Maintain asset quality metrics at better than peer levels Participate as an acquirer in the consolidation taking place in our industry to further boost profitability, improve efficiency, and increase EPS a relationship driven organization.® 12 Source: Company documents. Be an Acquirer Maintain Asset Quality Manage Noninterest Exp Grow Wealth Management Fee Income Grow Core Deposits Loan & Lease Growth

MARKET OPPORTUNITIES AND ACQUISITION STRATEGY

- Fragmented markets and ongoing consolidation creates opportunity
- Almost 1,100 community banks are headquartered in the four-state region
  - 64% are between $100 million and $1.0 billion in assets[(1)]
- Approximately 240 community banks are headquartered in top MSA targets[(1)]
  - Over 60% are between $100 million and $1.0 billion in assets
- Targets based on rigorous evaluation standards
  - Cultural and strategic fit
  - Strengthens competitive position
  - Drives market share gains
  - Enhances shareholder value
- Separate charter autonomy attractive to acquisition candidates

Institutions in Targeted Markets with $100M - $1.0 Billion in Assets[(1)]


WISCONSIN
51
potential
targets
IOWA
42
potential
targets
ILLINOIS
38
potential
targets
MISSOURI
19
potential
targets

Source: S&P Global Market Intelligence.
(1) Target area includes top 25 MSAs throughout these states excluding Chicago, Minneapolis, St. Louis, Kansas City and Omaha MSAs. Excludes mutual institutions.

a relationship driven organization.®
13

Financial Highlights

A CONSISTENT TRACK RECORD OF ASSET GROWTH Total Consolidated Assets $ in billions $4.9 2013 2014 2015 2016 2017 2018 a relationship driven organization.® 15 Source: S&P Global Market Intelligence and Company documents. Recent Acquisitions (Assets at acquisition date ($ Millions)): 2013: Community National Bancorporation ($288)2016: Community State Bank ($582) 2017: Guaranty Bankshares, Ltd. ($260)2018: Springfield Bancshares, Inc. ($576) $4.0 $3.3 $2.4 $2.5 $2.6 Asset growth has been driven by a combination of organic growth and strategic acquisitions

DEPOSIT GROWTH DRIVEN BY CORE DEPOSITS Core Deposits(1) Represent Approximately 93% of Total Deposits as of 12/31/18 $ in billions $4.0 $0.1 $0.1 $1.7 $0.1 $1.6 $0.1 $0.1 2013 2014 2015 2016 2017 2018 Noninterest-bearing Deposits Interest-bearing Deposits Time Deposits Brokered Deposits a relationship driven organization.® 16 Source: S&P Global Market Intelligence and Company documents. (1) Core deposits are defined as total deposits less brokered deposits. Organic deposit growth CAGR has been 11.5% since 2013 $3.3 $0.3 $0.7 $2.7 $0.5 $2.2 $1.9 $0.4 $1.9 $1.4 $0.3 $0.3 $0.3 $0.9 $0.8 $0.7 $0.8 $0.8 $0.8 $0.6 $0.5 $0.5

COST OF DEPOSITS OVER TIME Historical Cost of Deposits Quarterly Deposit Beta: 9.3% 23.8% 42.4% 9.2% 10.9% 43.1% 84.6% 55.1% 73.4% 3.00% 2.50% 2.50% 2.25% 2.00% 1.50% % 1.06% 1.01% 1.00% 0.80% 1.00% 66% 0.69% 0.91% 0.78% 0.50% 0.33% 0.28% 0.00% Q4'16 Q1'17 Q2'17 Q3'17 Q4'17 Q1'18 Q2'18 Q3'18 Q4'18 Fed Funds Rate QCRH Cost of Total Deposits QCRH Cost of IB Deposits a relationship driven organization.® 17 Source: S&P Global Market Intelligence and Company documents. Note: Deposit beta defined as the change in the cost of interest bearing deposits over the change in the Fed Funds rate. 2.00% 1.75% 1.50% 1.25% 1.25% 1.15%1.33 0.75% 0. 0.57% 0.41% 0.47% 0.42% 0.49% 0.52% 0.60% QCRH Cumulative Deposit Beta: 53%

LOAN GROWTH DRIVEN BY COMMERCIAL LENDING Commercial Loans(1) Represent Approximately 89% of the Loan Portfolio as of 12/31/18 $ in billions(2) $3.7 $0.1 $1.6 $0.1 $1.5 $0.2 $0.1 $0.2 $0.1 2013 2014 2015 Commercial RE 2016 Direct Fin. Leases 2017 Residential RE 2018 Consumer & Other Commercial & Industrial a relationship driven organization.® 18 Source: S&P Global Market Intelligence and Company documents. (1) Includes Commercial & Industrial, Commercial RE and Direct Financing Leases. (2) Loan composition excludes deferred loan/lease origination costs, net of fees. Organic loan growth CAGR has been 12.6% since 2013 $3.0 $0.1 $0.3 $1.8 $2.4 $0.1 $0.3 $0.2 $1.3 $1.8 $0.2 $1.1 $0.1 $1.4 $0.7 $0.7 $1.1 $0.7 $0.8 $0.6 $0.5 $0.4

ASSET QUALITY 2.00% 1.50% $20.0 a relationship driven organization.® 19 Source: S&P Global Market Intelligence and Company documents. $ in millions $60.0 2.50% $50.0 $49.0 $40.0 $30.0 1.00% $10.0 0.50% $0.0 0.00% 2013 2014 2015 2016 2017 2018 Classified Loans NPA's / Assets (%) $43.5 0.82% $43.7 1.28% 0.81% $35.7 $28.6 1.31% $28.0 0.56% 0.74% 2.3% Nonaccrual Loans/Leases - 51.0% 13.1% Other Real Estate Owned & Repossessed Assets - $27.9 33.6% million 51.0% Troubled Debt Restructures - Accruing - 13.1% 33.6% Accruing Loans/Leases 90+ Days PD - 2.3% Nonperforming Assets Composition as of 12/31/2018 Classified Loans & NPAs / Assets as of 12/31/2018 Management remains focused on maintaining excellent asset quality and resolving problem assets

STRONG CREDIT CULTURE SUPPORTED BY HIGH LEVELS OF RESERVES Reserves / Loans (%) Reserves / NPLs (%) Amount of remaining loan discount ($MM): 1.80% 320% $0.7 $10.1 $8.1 $11.6 240% 1.35% 160% 0.90% 0.45% 80% 0% 0.00% (1) 2018 2018 (1) 2015 2016 QCRH 2017 Proxy Peers 2015 2016 2017 Proxy Peers QCRH a relationship driven organization.® 20 Source: S&P Global Market Intelligence and Company documents. Note: Proxy Peers per QCRH Proxy Statement, filed on 4/13/18. (1) Proxy peers financial data as of 9/30/18. 1.45% 1.28% 1.14% 1.16% 1.04% 1.04% 1.07% 1.04% 223% 215% 184% 169% 143% 143% 145% 139%

CAPITAL RATIOS The following illustrates the pro forma impact of a $50 million subordinated debt raise on the Company’s consolidated capital ratios(1) 12.1% TCE / TA Tier 1 Leverage CET1 Tier 1 Capital Pro Forma 9/30/18 (1) Total Capital 12/31/17 9/30/18 a relationship driven organization.® 21 Source: S&P Global Market Intelligence and Company documents. (1) Pro forma capital ratios reflect unaudited September 30, 2018 regulatory capital levels as adjusted for the estimated impact of a $50 million offering for illustrative purposes only. 11.2% 10.9% 10.1% 9.8%9.8% 9.0%8.9%8.8%9.1%8.9%8.9% 8.0%7.8%7.8%

STRONG REVENUE GROWTH AND ATTRACTIVE MIX $ in millions Y-o-Y Revenue Growth: 25.5% Key Components of Fee Income: $183.9 • Wealth Management ($4.3 billion in assets under administration as of 12/31/18) • Correspondent banking (190 relationships as of 12/31/18) • SBA & USDA guaranteed loan sales • Swap fee income 2013 2014 2015 2016 2017 2018 Net Interest Income Noninterest Income a relationship driven organization.® 22 Source: S&P Global Market Intelligence and Company documents. $146.5 23% $125.6 21% 77% $100.7 25% 79% $90.9 $90.4 24% 75% 29% 24% 76% 76% 71% Predictable and diversified fee income streams complement net interest income

CONSISTENT IMPROVEMENT IN SHAREHOLDER RETURNS Adj. EPS(2) Y-o-Y Adj. Net Income Growth: Net Income(1) $ in millions 27.7% $46.4 2013 2014 2015 2016 2017 2018 23 Source: Company documents. (1) Adjusted net income to common shareholders (non-GAAP) – see appendix slide 47 for reconciliation of GAAP net income to adjusted net income. (2) Adjusted earnings per diluted share (non-GAAP) – see appendix slide 47 for reconciliation of GAAP EPS to adjusted EPS. $36.3 $3.08 $29.4 $2.66 $20.9 $2.31 $13.8 $1.99 $9.9 $1.72 $1.75

HISTORICAL PROFITABILITY METRICS Adjusted ROAA (%)(1) 1.50% 1.00% 0.50% 0.00% 2013 2014 2015 2016 2017 2018 Tax Equivalent Net Interest Margin (%)(2) Efficiency Ratio (%)(3) 4.40% 85.0% 3.62% 3.60% 70.0% 3.03% 55.0% 2.80% 2.00% 40.0% 2013 2014 2015 2016 2017 2018 2013 2014 2015 2016 2017 2018 QCRH Adj. NIM QCRH NIM (TEY) a relationship driven organization.® 24 Source: S&P Global Market Intelligence and Company documents. (1) (2) (3) Non-GAAP – see appendix slide 47 for reconciliation. Adjusted NIM excludes accretable yield (non-GAAP) – see appendix slide 46 for reconciliation of GAAP NIM to adjusted NIM. Non-GAAP – see appendix slide 46 for reconciliation. 3.75% 3.78% 3.37% 3.61% 3.63% 3.48% 3.15% 3.36% 3.12% 2.98% 72.0% 72.6% 72.7% 64.9% 66.5% 64.8% 1.03% 1.03% 1.06% 0.82% 0.56% 0.61%

QCRH FINANCIAL TARGETS 12/31/2018 Stable within target range 2018 impacted by tax 2018 wealth mgmt. income ~$13.6MM decrease Q-o-Q a relationship driven organization.® 25 Source: S&P Global Market Intelligence and Company documents. Asset Quality Income Statement Balance Sheet 0.56% NPAs / Assets 0.21% Consistently better than target level Net Charge-offs $11.2MM in 2018 growth of ~21.5% Fee Income Streams 1.06% Adjusted ROAA 3.62% reform, deposit costs NIM (Tax Equivalent) 13.8% at 12/31/18 Wholesale Funding 75% Loans / Assets 73% - 78% of total assets Less than 15% of funding Greater than 3.65% Greater than 1.10% More than $4.0 million of USDA and SBA loan sale gains & swap income >10% annual growth in wealth mgmt. income Less than 0.25% annually Less than 0.75% of total assets

Appendix

HISTORICAL INTEREST COVERAGE

Historical Interest Coverage

(dollars in thousands)	2015	2016	2017	2018	2018 PF
Investment in Subsidiaries	$258,043	$347,021	$413,062	$535,830	
Consolidated Equity	225,886	286,041	353,287	473,138	
Double Leverage Ratio	114%	121%	117%	113%	
Interest Coverage					
Earnings:					
Income From Continuing Operations Before Taxes	$20,597	$36,590	$40,653	$52,135	$52,135
(+) Short Term Borrowings and FHLB Advances	3,721	1,378	2,095	4,464	4,464
(+) Other Borrowings Interest	4,234	3,318	2,879	3,346	1,562
(+) Sub Debt Interest (1)	0	0	0	0	2,750
(+) TruPS Interest	1,256	1,237	1,466	1,999	1,999
Earnings (Including Deposit Interest Expense)	$29,808	$42,523	$47,093	$61,944	$62,910 A
(+) Interest on Deposits	4,496	6,018	13,012	30,674	30,674
Earnings (Excluding Deposit Interest Expense)	34,304	48,541	60,105	92,618	93,584 B
Interest Expense:					
Short Term Borrowings and FHLB Advances	$3,721	$1,378	$2,095	$4,464	$4,464
Other Borrowings Interest	4,234	3,318	2,879	3,346	1,562
Sub Debt Interest (1)	0	0	0	0	2,750
TruPS Interest	1,256	1,237	1,466	1,999	1,999
Interest Expense, Excluding Interest on Deposits	9,211	5,933	6,440	9,809	10,775 C
Interest on Deposits	4,496	6,018	13,012	30,674	30,674
Interest Expense, Including Interest on Deposits	13,707	11,951	19,452	40,483	41,449 D
Interest Coverage (Including Deposit Interest Expense) - A / C	**3.2x**	**7.2x**	**7.3x**	**6.3x**	**5.8x**
Interest Coverage (Excluding Deposit Interest Expense) - B / D	**2.5x**	**4.1x**	**3.1x**	**2.3x**	**2.3x**

Source: S&P Global Market Intelligence and Company documents.
Note: Short term borrowings include FHLB advances.
(1) Assumes a $50 million transaction with an initial fixed interest rate of 5.50% for illustrative purposes only. Net proceeds assumed to retire holding company term loan and revolver.

27

HISTORICAL FINANCIALS Balance Sheet: Total Assets 2,525 2,593 3,302 3,983 4,950 Deposits 1,680 1,881 2,669 3,267 3,977 Profitability: Net Income as Reported 15.0 16.9 27.7 35.7 43.1 Net Interest Margin (TEY) 3.15 3.37 3.75 3.78 3.62 Asset Quality: NPAs / Total Assets 1.31% 0.74% 0.82% 0.81% 0.56% Reserves / Total Loans 1.42 1.45 1.28 1.16 1.07 Capital Ratios: Tang. Common Equity / Total Assets(1) 5.52% 8.55% 8.04% 8.01% 7.78% Tier 1 Capital Ratio(3) 9.52 11.88 10.46 10.14 9.78 a relationship driven organization.® 28 Source: S&P Global Market Intelligence and Company documents. (1) (2) (3) Non-GAAP – see appendix slide 48 for reconciliation. Non-GAAP – see appendix slide 47 for reconciliation. 2018 data represents Company estimates, which are subject to change with the finalization of the regulatory filings. Total Capital Ratio(3)10.9113.1111.5611.1510.72 Leverage Ratio(3)7.629.759.108.988.76 NCOs / Average Loans0.340.220.140.190.21 NPAs / Loans + OREO2.011.061.121.080.75 Efficiency Ratio72.5572.7164.9066.4864.77 Adjusted ROAA(2)0.61%0.82%1.03%1.03%1.06% Tangible Common Equity(1)139221264316378 Total Loans1,6301,7982,4052,9643,733 Dollars in Millions Year Ended, 20142015201620172018

SECURITIES & FUNDING Securities Portfolio (as of 9/30/18) Duration: 7.0 years MRQ Yield (TEY): 3.55% MRQ Yield (GAAP) 3.02% Other Securities U.S. $5.2M 1% Governm ent-Spons ored Agencies $36.5M 6% Mortgage-Back d Securities $155. M 24% Municipal Securities $446.4M 69% 29 Source: S&P Global Market Intelligence and Company documents. Data as of 9/30/18. Note: Excludes $28.7M in restricted investment securities and $7.0M carrying value of interest rate swaps from Cash & Securities. U.S. Government-Sponsored Agencies $37,716 ($1,224) $36,492 Municipal Securities 454,473 (8,064) 446,409 Mortgage-Backed Securities 162,934 (7,201) 155,733 Other Securities 5,304 (73) 5,231 Cash and Cash Equivalents 203,067 203,067 Pledged Securities 96,300 96,300 Total Cash & Non-pledged Securities $767,194 $750,632 Total Cash & Securities $863,494 $846,932 Total AFS & HTM Securities $660,427 ($16,562) $643,865 Net Amortized Unrealized Cost Gain Fair Value Investment Portfolio ($000) ($000) ($000) ($000)

DECENTRALIZED FUNCTIONS STRUCTURE WITH CENTRALIZED RISK Local Lending with Central Policy-Making Multi-charter strategy allows for the retention of local relationship officers and loan decision making authority Centralized credit policy-making ensures corporate best practices and maintains the global asset quality of our loan portfolio Risk Management & Internal Audit Credit Policy Deposit / Loan Ops Finance ALM / Treasury IT / Security Legal / Reg. Compliance Overlapping members of credit committees formalizes our institution-wide approach to credit Centralized Risk Oversight Holding company board Risk Oversight Committee sets organization-wide risk framework which is then applied by the local bank-level boards a relationship driven organization.® 30

HISTORY OF EXPANDING INTO ATTRACTIVE MARKETS WISCONSIN 2018 Springfield Bancshares, Inc. merger Locations Share Bates Companies acquisition Locations Deposits Share 2017 Guaranty Bank & Trust acquisition IOWA Locations Share 2013 Community National Bank acquisition Locations Deposits Share 2016 Community State Bank acquisition 2001 Cedar Rapids Bank & Trust (De Novo) 2005 Rockford Bank & Trust (De Novo) ILLINOIS MISSOURI Quad City Bank & Trust acquires m2 Lease Funds, LLC 1994 Quad City Bank & Trust (De Novo) 1993 QCR Holdings founded by Michael A. Bauer and Douglas M. Hultquist - $14 million IPO a relationship driven organization.® 31 Source: FDIC deposit market share data as provided by S&P Global (as of 6/30/18). Bank Deposits Market Locations Share #7 $0.4B 1 Bank Deposits Market Locations Share #1 $1.3B 5 Bank Market #8 $0.6B 10 Bank Deposits Market #8 $0.4B 2 Bank Market #1 $1.0B 5 Bank Deposits Market #11 $0.1B 3 Locations Assets $0.2B 1

QUAD CITY BANK & TRUST Quad Cities Highlights International Headquarters for Deere & Company The Rock Island Arsenal is the largest government-owned military weapons manufacturing arsenal in the United States John H. Anderson, President & CEO Assets: $1.58 Billion (as of 9/30/18) Population: 382,013 Market Deposits: $8.2 Billion Ranked 1st with 15.61% market share and over $1,283 Million in deposits in Davenport-Moline-Rock Island MSA Arconic (formerly Alcoa) (Quad Cities) is the world’s premier aerospace supply plant – the hub of Alcoa’s $3B aerospace business. Announced $1B, multi-year contract with Airbus in Nov 2016 Kraft-Heinz constructed $203MM state-of-the-art production facility in northwest Davenport Material Control Systems (MATCON) completed a new $10MM logistics facility and added 150 new jobs Ranked 16th in the nation for high-tech job growth Finalist 2013 and 2014 – Quad Cities Best Place to Work Finalist 2015 ABA Volunteer Finalist Award Finalist 2015 Be Healthy QC Award Ranked as a Top 50 Military Friendly Community Top 5 Defense Community Top 10 Advanced Manufacturing Community Major Employers Rock Island Arsenal Deere & Company Genesis Health System HNI Corporation / The Hon Company / Allsteel UnityPoint Health - Trinity Tyson Fresh Meats Arconic (formerly Alcoa) Kraft-Heinz 3M Excelon Hy-Vee Ranked #1 Minor-League Sports Market in the Nation for 2015 Top 10 Community for Raising a Family (2010) 2nd Best Riverfront along the Mississippi River What They’re Saying About the Quad Cities Quad City Chamber: December 2017 “The Quad Cities offers unparalleled access to major Midwestern and global markets, making it a prime location for logistics, distribution and warehousing companies. With over 37 million people living within a 300 mile radius, businesses have easy and efficient access to a strong network of suppliers and customers. The region is a manufacturing, technology, and logistics hub that offers big-city amenities plus a low cost of living, high-quality schools, short commute times, and a technically skilled labor pool.” Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. 32

DEPOSIT MARKET SHARE - Quad City Bank & Trust MSA Share 2. Wells Fargo & Co. 12 1,280.6 15.58% 3. Blackhawk Bancorp. Inc. 17 964.4 11.73% 4. U.S. Bancorp 11 653.3 7.95% 5. Triumph Bancorp Inc. 10 478.9 5.82% 6. Orion Bancorp. Inc. 8 383.0 4.66% 7. First Midwest Bancorp Inc. 5 352.5 4.29% 8. AmBank Holdings Inc. 6 250.9 3.05% 9. Central Banc Inc. 3 240.2 2.92% 10. Modern Woodmen of America 1 223.7 2.72% * Millions of dollars, as of 6/30/18, Davenport-Moline-Rock Island, IA-IL, MSA Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. a relationship driven organization.® 33 1.Quad City Bank & Trust51,283.815.61% Institution NameOffices inDeposits*Market

CEDAR RAPIDS BANK & TRUST Cedar Rapids Highlights Ranked #15 Most Popular Cities in America to Relocate to (2018) International Headquarters for Collins Aerospace Downtown Revitalization – Double Tree by Hilton Cedar Rapids Convention Complex $144MM, 2 year project resulted in 100,000 sq/ft convention center and 267 room Double Tree Hotel CRST International constructed 11-story, 113,000 sq/ft, $37MM world headquarters building in downtown, completed in 2016 Other downtown projects: PCI Medical Mall, Mercy Cancer Center, Kingston Commons Condominiums, Public Library, City Hall, Fire Station Top 10 Best Affordable Places to Live (2016) Top 10 Best Places for Starting a Small Business (2015) Ranked 6th Healthiest Bank in Iowa by DepositAccounts.com The largest corn-processing city in the world The second largest producer of wind energy in the United States Top 100 Places to Live (Livability 2016) Top 10 Most Liveable Medium-Sized Cities (2015) Ranked #1 in the Best Cities for Children (SmartAsset 2015) Larry J. Helling, President & CEO Assets: $1.35 Billion* (as of 9/30/18) Population: 273,208 Market Deposits: $5.9 Billion Ranked 1st with 16.43% market share and over $970 million in deposits in Cedar Rapids MSA 2018 Top Workplace in Iowa 2018 Best of the Corridor in Bank segment by Corridor Business Journal 2014 & 2015 Finalist – Coolest Place to Work in Cedar Rapids Top 3 - 2016 Corridor Business Journal Worksite Wellness Award Top 200 Healthiest Banks in America (Deposit Accounts 2016) Major Employers Collins Aerospace Transamerica Unity Point Health – St. Luke’s Mercy Medical Center Whirlpool Corporation Kirkwood Community College Nordstrom Direct Pearson MCI Quaker Food and Snacks General Mills Cedar Rapids Community Schools Archer Daniels Midland * Includes the assets of Community Bank & Trust and Guaranty Bank & Trust effective 10/1/17 Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. What They’re Saying About Cedar Rapids Cedar Rapids Metro Economic Alliance: December 2017 “Cedar Rapids is the second largest city in Iowa and is considered an economic hub of the state, located in the core of the Interstate 380 Technology Corridor. Relatively low cost of living expenses and high income levels give residents 10% more purchasing power than other Iowans and 13% more than the average U.S. resident. Look at a U.S. map and you will see that Cedar Rapids is close to the center. That center puts Cedar Rapids within a day’s truck drive of more than 72 million consumers.” 34

DEPOSIT MARKET SHARE - Cedar Rapids Bank & Trust MSA Share 2. U.S. Bancorp 9 788.9 13.35% 3. Wells Fargo & Co. 9 693.5 11.74% 4. Neighbor Insurance Agency Inc. 9 619.4 10.48% 5. Hills Bancorp. 7 438.4 7.42% 6. BTC Financial Corp. 3 262.2 4.44% 7. Dunn Investment Co. 5 201.8 3.42% 8. Country Bancorp. 5 148.7 2.52% 9. NXT Bancorp. Inc. 3 145.1 2.46% 10. Fidelity Ban Corp. 3 134.0 2.27% * Millions of dollars, as of 6/30/18, Cedar Rapids, IA, MSA a relationship driven organization.® 35 Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. 1.Cedar Rapids Bank & Trust5970.516.43% Institution NameOffices inDeposits*Market

ROCKFORD BANK & TRUST Rockford Highlights Top 15 “Best Places to Move to in the U.S. (Before They Get Too Crowded)” Mercy Health System constructing a $485 million ‘destination’ medical center scheduled to open in 2019 AAR (largest aircraft maintenance company in North America, and third largest in the world) opened a new $41 million facility at Chicago Rockford Airport generating jobs for 500 people Thomas D. Budd, President & CEO Assets: $484 Million (as of 9/30/18) Population: 336,116 Market Deposits: $6.2 Billion Ranked 8th with 6.1% market share and $376 Million in deposits in Rockford MSA Rock Valley College partnering with St. Anthony College of Nursing to build a $32MM Health Science Center – opened August 2017 Fiat Chrysler Belvidere plant to invest $350 million to retool for Jeep Cherokee production generating new jobs for 300 people OSF St. Anthony Medical Center constructed $85 million expansion of Rockford campus opened in April 2018 Logistical Operations Hub – Current home to large-scale UPS and Con-way Freight, recent ground breaking for FedEx facility generating 150 new jobs Major Employers Rockford Public School District Swedish American Health Systems Chrysler (Belvidere Assembly Plant) Mercy Health System Hamilton Sundstrand Wal-Mart Stores OSF St. Anthony Medical Center Winnebago County Woodward, Inc. UPS Downtown revitalization – 160 room, $87.5 million hotel and convention center developed by Gorman & Co. set to open in 2020 Riverfront sports complex, $25 million, 115,000 sq/ft one of the largest in the Midwest; opened 2016 Illinois’ third largest city Voted “Best Midwest City for Sports Venues” (Sports Illustrated) Top 40 “Best Mid-Sized Cities for Manufacturing Jobs” What They’re Saying About Rockford Rockford Area Economic Development Council: December 2017 “Rockford, as part of the greater Chicago region, is part of the third largest multi-modal system in the world and largest in the United States. From the Rockford area, businesses can reach 80% of U.S. households within a 24-hour truck drive. The Rockford Region is within a one hour drive of O’Hare International Airport, one of three truly global airports in the U.S.”. Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. 36

DEPOSIT MARKET SHARE Rockford Bank & Trust – MSA Share 1. Midland States Bancorp Inc.** 19 1,087.5 17.68% 2. JPMorgan Chase & Co. 6 702.7 11.42% 3. Associated Banc-Corp 6 669.1 10.88% 4. Bank of Montreal 11 595.4 9.68% 5. Heartland Financial USA Inc. 4 481.4 7.83% 6. Blackhawk Bancorp Inc. 5 415.1 6.75% 7. Foresight Financial Group Inc. 8 391.8 6.37% 9. PNC Financial Services Group, Inc. 6 338.7 5.51% 10. U.S. Bancorp 6 238.4 3.88% *Millions of dollars, as of 6/30/18, Rockford-IL, MSA ** Formerly known as Alpine Bank & Trust. Midland States Bancorp acquired Alpine effective 2/28/18 Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. a relationship driven organization.® 37 8.Rockford Bank & Trust2376.26.12% Institution NameOffices inDeposits*Market

COMMUNITY BANK & TRUST

COMMUNITY BANK & TRUST
A Division of Cedar Rapids Bank & Trust

Stacey J. Bentley, President & CEO

Deposits: $110 Million (as of 6/30/18)

Population: 169,983

Market Deposits: $3.6 Billion

Ranked 11th with 3.1% market share and over $110 Million in deposits in Waterloo-Cedar Falls MSA

2016 Employer of Choice – Courier Communications

Major Employers

John Deere
Hy-Vee Foods Store
Wheaton Franciscan Healthcare
The VGM Group
Tyson Fresh Meats
Allen Memorial Hospital
University of Northern Iowa
Target Regional Distribution Center
Area Education Agency 267
Omega Cabinetry Ltd.
CBE Companies, Inc.
Bertch Cabinets

Waterloo/Cedar Falls Highlights

John Deere investing $40MM in its tractor testing labs, adding 62,000 sq/ft of additional space

John Deere completed $150MM modernization of John Deere Foundry – total investment by Deere in Waterloo in the last decade equals $1B

ConAgra Foods announced in 2015 a $50MM expansion of the plant located in the Waterloo Midport Industrial Park

The city of Waterloo in 2016 approved for $12MM in funding for the Techworks Campus Reinvestment District. The District projects a capital investment of $74.1MM to include a John Deere training center and hotel

VGM announced the expansion of their Waterloo campus, which includes approx. $20MM in capital investment and the potential for 200 new jobs

First Gigabit city in Iowa

Cost of living is 8% below the national average

Waterloo named a 2015 All-Star Community by the Iowa League of Cities

Showcase 166 room, $43 million Courtyard by Marriott opened Dec 2017 in former John Deere Tractor Works building in downtown Waterloo

What They're Saying About Waterloo-Cedar Falls

Greater Cedar Valley Chamber of Commerce: December 2017

"The Cedar Valley Economy - Strong and Growing! The strong and growing Cedar Valley economy contains the right conditions for business and career success. Current economic growth and it's demand for quality talent is benefiting manufacturing, business services, retail, housing, education, healthcare, and other enterprises that contribute to the vitality of the region. In recent years, the Cedar Valley region boasts the second-highest percentage increase in GDP gain in Iowa."

Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18.

38

DEPOSIT MARKET SHARE – Community Bank & Trust MSA Share 1. FSB Financial Services Inc. 8 702.8 19.61% 2. Lincoln Bancorp 5 411.4 11.48% 3. U.S. Bancorp 6 352.1 9.82% 4. First of Waverly Corp. 5 318.1 8.88% 5. PSB Corp. 5 274.5 7.66% 6. Wells Fargo & Co. 3 236.3 6.59% 7. GNB Bancorp. 3 182.8 5.10% 8. Regions Financial Corp. 3 178.2 4.97% 9. Rigler Investment Co. 4 137.5 3.84% 10. Fidelity Ban Corp. 3 123.3 3.44% * Millions of dollars, as of 6/30/18, Waterloo-Cedar Falls-IA, MSA Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. a relationship driven organization.® 39 11.Community Bank & Trust3110.23.07% Institution NameOffices inDeposits*Market

COMMUNITY STATE BANK Ankeny Highlights Population: 64,060 Median Household Income: $89,153 Cost of Living Index (US =100): 96.1 Median Home Value: $212,100 Households: 24,248 Median Age: 35 From 2016 to 2017 Ankeny was the fourth-fastest growing city in the U.S. More people are moving to Ankeny than any other community in Iowa. Ankeny’s population has approximately doubled in 16 years. Ranked 9th Best Small City in America (2015) (WalletHub) Retail sales in Ankeny have increased 14% in three years, topping $775 million. Ranked Safest Large City in Iowa (2015) (ValuePenguin.com - source FBI statistics) Total new investment in Ankeny exceeded half a billion dollars over the past two years. Best Places for Millennial Job Seekers (2015) (NerdWallet.com) Since 2010, Ankeny’s local business investment policy helped more than 14 companies, supported more than 2,000 jobs, and stimulated more than $200 million in private investment. Best Community to Live In (2015) (Cityview Reader Poll) Kurt A. Gibson, President & CEO Assets: $735 Million (as of 9/30/18) Population: 662,646 Des Moines/West Des Moines MSA Market Deposits: $18.7 Billion Ranked 8th with 3.2% market share and over $596 Million in deposits in Des Moines – West Des Moines MSA 2017, Third Place: Best Bank in Ankeny (Des Moines Register) 2017, Second Place: Best Financial Advisors in Ankeny (Des Moines Register) Major Employers (Des Moines & Ankeny) Hy-Vee Food Corporation Mercy Medical Center UnityPoint Health Principal Financial Group Nationwide John Deere Companies DuPont Pioneer Pella Corporation Kum & Go Meredith Corporation Tones Spices/ACH Foods Wellmark Bluecross Blue Shield Des Moines (Metro) Highlights Population: 662,646 Median Household Income: $71,144 Cost of Living Index (US =100): 92.0 Median Home Value: $125,600 Households: 259,325 Median Age: 36 Ranked in the Top Ten Places to Live in the U.S. (2017) (SuccessfulMeetings.com) Ranked #1 Best City for the Middle Class (2016) (Business Insider) Ranked #4 Best Mid-Sized City to Make a Living (2016) (MoneyGeek) Ranked #2 Top 10 U.S. Cities to Land Work (2015) (NBC News) Cost of doing business in Des Moines is 17% lower than the national average 81 insurance companies are headquartered in Des Moines (2017) Recent Corporate Investments: Apple (Data Center) - $1.3BN, Kum & Go (Retail Headquarters) - $151MM, Facebook (Data Center) - $3BN, Hy-Vee (Meal Kit Facility) - $64MM, Microsoft (Data Center) - $2.5BN Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. 40

DEPOSIT MARKET SHARE – Community State Bank MSA Share 1. Wells Fargo & Co. 18 2,937.4 15.73% 2. BTC Financial Corp. 19 2,638.3 14.13% 3. Principal Bank 1 2,462.9 13.19% 4. West Bancorp. Inc. 8 1,626.3 8.71% 5. U.S. Bancorp 15 1,188.6 6.36% 6. Bank of America Corp. 3 1,019.8 5.46% 7. Great Western Bancorp Inc. 9 941.5 5.04% 9. BNP Paribas SA 12 531.3 2.84% 10. Stark Bank Group Ltd. 6 388.8 2.08% * Millions of dollars, as of 6/30/18, Des Moines/West Des Moines-IA, MSA Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. a relationship driven organization.® 41 8.Community State Bank10596.33.19% Institution NameOffices inDeposits*Market

SFC BANK Springfield Highlights Population: 167,653 Median Household Income: $38,489 Cost of Living Index (US =100): 86.2 Median Home Value: $109,500 Households: 74,248 Median Age: 35 25% population growth from 2000-2017 or 1.5% annual population growth Springfield’s gross metro product has grown more than 28% since 2011 Springfield is the economic hub of an area that spans 27 counties and encompasses more than 1 million people Third-largest city in the state of Missouri and county seat of Greene County 3.1% unemployment rate in July 2018 Significant national brands including O’Reilly Auto Parts and Bass Pro Shops headquartered in Springfield Home to Missouri State University, Drury University and Evangel University Springfield metro workforce has grown more than 7.4% in the past 10 years Known as the “Queen City of the Ozarks” and the “Birthplace of Route 66” Top 5 Best Cities to start a business Top 20 Magnets for Young Adults Top 30 Best Cities for job growth Top 40 Business and Careers Top 100 Places to Live Robert C. Fulp, CEO Monte C. McNew, President Assets: $624 Million (as of 9/30/18) Population: 467,912 Springfield, MO - MSA Market Deposits: $9.9 Billion Ranked 7th with 4.4% market share and over $439 Million in deposits in Springfield MSA Major Employers (Springfield) CoxHealth Systems Mercy Hospital Springfield Springfield Public School Bass Pro Shops | Tracker Marine – Headquarters Walmart & Sam’s Club Missouri State University United States Government State of Missouri Jack Henry & Associates O’Reilly Auto Parts – Headquarters EFCO - Headquarters Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. https://www.springfieldregion.com/data/population/ & https://datausa.io/profile/geo/springfield-mo/ https://www.liveinspringfieldmo.com/work/economic-overview/ What they’re saying about Springfield “For a mid-sized metro area, Springfield, Missouri, has a long-standing economic growth record that’s not only respectable, but also enviable.” Ranked third in the top five American cities for job growth by 24/7 Wall St (2010) As the third-largest city in Missouri, Springfield is a thriving and energetic metropolitan area that’s the perfect incubator for a wealth of industries and jobs. 42

DEPOSIT MARKET SHARE SFC Bank – MSA Share 1. Great Southern Bancorp Inc. 20 1,337.0 13.48% 2. Commerce Bancshares Inc. 11 1,229.4 12.39% 3. Central Banco. Inc. 21 1,117.4 11.26% 4. Guaranty Federal Bancshares Inc. 10 612.4 6.17% 5. Bank of America Corp. 4 570.7 5.75% 6. OakStar Bancshares Inc. 5 540.2 5.45% 8. U.S. Bancorp 13 419.6 4.23% 9. Simmons First National Corp. 9 371.1 3.74% 10. JamesMark Bancshares Inc. 5 334.6 3.37% * Millions of dollars, as of 6/30/18, Springfield, MO - MSA Source: FDIC deposit market share data as provided by S&P Global. Deposit data is as of 6/30/18. a relationship driven organization.® 43 7.SFC Bank1439.34.43% Institution NameOffices inDeposits*Market

WEALTH MANAGEMENT $4.3 $2.2 2013 2014 2015 2016 2017 2018 Trust AUA Wealth AUM Y-o-Y Revenue Growth: 21.5% $13.4 $7.5 2013 2014 2015 2016 2017 2018 Trust Department Investment Advisory a relationship driven organization.® 44 Source: Company documents. $11.1 $4.7 $8.5 $9.1 $9.2 $3.9 $3.0 $3.0 $8.7 $2.8 $2.6 $7.2 $6.1 $6.2 $5.7 $4.9 Total Wealth Management Revenue ($ Millions) $3.6 $1.6 $2.8 $1.0 $2.3 $2.4 $0.9 $2.7 $2.6 $0.7 $0.6 $0.6 $1.9 $1.7 $1.7 $1.6 • Offered through four of our five community bank subsidiaries with opportunities to expand in Des Moines and Springfield, MO markets • Corporate and personal trusts • Custody services • Investment advisory and wealth management services • Trust operations services marketed to correspondent banking clients Long-term Goals • Grow wealth management income by more than 10% annually • Revenue growth of 21.5% (Bates Companies closed on 10/1/18) Assets Under Administration ($ Billions) Highlights

CORRESPONDENT BANKING, SWAPS & LOAN SALES 172 181 187 190 Relationships $417 $412 190 relationships in IL, IA and WI with 2015 $ millions 2016 2017 2018 Average Deposits Loans $ millions $11.2 while generating floating rate exposure 2015 2016 2017 2018 Swap Fees GO S - G ovt. Guaranteed a relationship driven organization.® 45 Source: Company documents. Provide interest rate swaps on select commercial loans Customer receives fixed rate loan plus expanding fee income stream Strong growth due to interest rate environment Swaps $4.9 $0.4 $10.8 $3.0 $3.2 $4.3 $1.2 $3.1 $1.3 $1.7 $1.7 Dedicated and experienced servicing and portfolio management staff with expertise in government guaranteed loans (SBA and USDA programs) Limited reliance on residential mortgage sales to drive fee income Loan Sale Income Swap Fee + Loan Sale Income $343$347 $73 $82 $68 $68 Competitively positioned with experienced staff, software systems and processes significant opportunities in MO More than $415M in average deposits Bank stock loans Correspondent Banking

GAAP TO NON-GAAP RECONCILIATIONS For the Years Ended December 31, ($ in millions) NIM (TEY) 2013 2014 2015 2016 2017 2018 NIM (TEY) (Non-GAAP) * 3.03% 3.15% 3.37% 3.75% 3.78% 3.62 % EFFICIENCY RATIO Noninterest income (GAAP) 26.8 21.3 24.4 31.0 30.5 41.5 a relationship driven organization.® 46 *Nonrecurring items (after-tax) are calculated using an estimated effective tax rate of 35% for periods prior to March 31, 2018 and 21% for periods including and after March 31, 2018. Efficiency ratio (noninterest expense/total income) (Non-GAAP) *71.98%72.55%72.71%64.90%66.48%64.77 % Total income$90.9$90.4$100.7$125.6$146.5$183.9 Net interest income (GAAP)$64.1$69.1$76.3$94.5$116.1$142.4 Noninterest expense (GAAP)$65.5$65.6$73.2$81.5$97.4$119.1 NIM (Adjusted) (TEY) (Non-GAAP)2.98%3.12%3.36%3.61%3.63%3.48 % NIM (GAAP)2.91%2.98%3.17%3.53%3.50%3.46 % Average earning assets$2,200.3$2,319.4$2,406.2$2,678.4$3,314.8$4,120.1 Net interest income – adjusted (Non-GAAP)$65.6$72.4$80.8$96.8$120.3$143.5 Less: Acquisition-related amortization / accretion included in net interest margin, net1.10.70.43.75.05.5 Net interest income - tax equivalent (Non-GAAP)$66.7$73.1$81.2$100.5$125.3$149.0 Plus: Tax equivalent adjustment2.64.04.96.09.26.6 Net interest income (GAAP)$64.1$69.1$76.3$94.5$116.1$142.4

GAAP TO NON-GAAP RECONCILIATIONS (CONT.)

(dollars in thousands)	For the Years Ended December 31,					
ADJUSTED NET INCOME	2013	2014	2015	2016	2017	2018
Net income (GAAP)	$ 14,938	$ 14,953	$ 16,928	$ 27,687	$ 35,707	$ 43,120
Less nonrecurring items (post-tax)[1]:						
Income:						
Securities gains, net	$ 281	$ 60	$ 519	$ 2,985	$ (57)	$ -
Bargain purchase gain on Community National Bank acquisition	1,197	-	-	-	-	-
Gains on sales of certain Community National Bank branches	1,517	-	-	-	-	-
Gain on sale of credit card operations, net	386	-	-	-	-	-
Lawsuit award	289	-	252	-	-	-
Total nonrecurring income (non-GAAP)	$ 3,670	$ 60	$ 771	$ 2,985	$ (57)	$ -
Expense:						
Losses on debt extinguishment, net	$ -	$ -	$ 4,671	$ 2,975	$ -	$ -
Acquisition costs[2]	1,778	-	-	1,086	695	1,645
Post-acquisition compensation, transition and integration costs	-	-	-	677	2,802	1,647
Other non-recurring expenses	-	-	(487)	-	-	-
Accrual adjustments	-	-	513	-	-	-
Total nonrecurring expense (non-GAAP)	$ 1,778	$ -	$ 4,697	$ 4,738	$ 3,497	$ 3,292
Adjustment of tax expense related to the Tax Act	$ -	$ -	$ -	$ -	$ 2,919	$ -
Adjusted net income (non-GAAP)	**$ 13,046**	**$ 14,893**	**$ 20,854**	**$ 29,440**	**$ 36,342**	**$ 46,412**
Less: Preferred stock dividends	$ 3,168	$ 1,082	$ -	$ -	$ -	$ -
Adjusted net income attributable to QCR Holdings, Inc. common stockholders (non-GAAP)	**$ 9,878**	**$ 13,811**	**$ 20,854**	**$ 29,440**	**$ 36,342**	**$ 46,412**
ADJUSTED EARNINGS PER COMMON SHARE						
Adjusted net income attributable to QCR Holdings, Inc. common stockholders (non-GAAP) (from above)	$ 9,878	$ 13,811	$ 20,854	$ 29,440	$ 36,342	$ 46,412
Weighted average common and common equivalent shares outstanding	5,646,926	8,048,661	10,499,841	12,766,003	13,680,472	15,064,730
Adjusted EPS (non-GAAP) (Diluted)	**$ 1.75**	**$ 1.72**	**$ 1.99**	**$ 2.31**	**$ 2.66**	**$ 3.08**
ADJUSTED RETURN ON AVERAGE ASSETS						
Adjusted net income (non-GAAP) (from above)	$ 13,046	$ 14,893	$ 20,854	$ 29,440	$ 36,342	$ 46,412
Average Assets	$ 2,330,604	$ 2,453,678	$ 2,549,921	$ 2,846,699	$ 3,519,848	$ 4,392,121
Adjusted return on average assets (annualized) (non-GAAP)	**0.56%**	**0.61%**	**0.82%**	**1.03%**	**1.03%**	**1.06%**

(1) Nonrecurring items (post-tax) are calculated using an estimated effective tax rate of 35% for periods prior to March 31, 2018 and 21% for periods including and after March 31, 2018.
(2) Acquisition costs were analyzed individually for deductibility. Presented amounts are tax-effected accordingly.

a relationship driven organization.®
47

GAAP TO NON-GAAP RECONCILIATIONS (CONT.) As of and for the Year ended, December 31, ($ in m illions, except per share data) Tangible Common Equity Less: Preferred equity Less: Goodwill and intangible assets 29.8 5.1 - 4.9 - 4.7 - 22.5 - 37.4 - 95.3 Tangible book value per share $14.29 $17.50 $18.81 $20.11 $22.70 $24.04 Tangible Assets Less: Goodwill and intangible assets 5.1 4.9 4.7 22.5 37.4 95.3 Tangible common equity to tangible assets 4.71% 5.52% 8.55% 8.04% 8.01% 7.78% a relationship driven organization.® 48 Tangible assets $2,389.8 $2,520.1 $2,588.5 $3,279.4 $3,945.3 $4,854.4 Total assets $2,395.0 $2,525.0 $2,593.2 $3,301.9 $3,982.7 $4,949.7 Tangible common equity $112.7 $139.2 $221.2 $263.5 $315.9 $377.9 Total equity $147.6 $144.1 $225.9 $286.0 $353.3 $473.1 2013 2014 2015 2016 2017 2018

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